Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Announces Proposed Public Offering
Centennial, CO — November 27, 2007 — Penford Corporation (NASDAQ: PENX) today announced that it is offering to sell, subject to market and other conditions, 2,000,000 shares of common stock under its effective shelf registration statement in an underwritten public offering. The underwriters have been granted an over-allotment option to purchase an additional 300,000 shares of common stock.
Penford intends to use the net proceeds from the offering to repay amounts outstanding under its credit facility.
Jefferies & Company, Inc. is acting as the sole book-running manager of the offering, with BMO Capital Markets acting as a co-manager.
A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. When available, a copy of the preliminary prospectus supplement and accompanying prospectus related to this offering may be obtained from Jefferies & Company, Inc. at 520 Madison Avenue, New York, New York 10022 by phone at (212) 284-2342 or by fax request at (212) 284-2208.
This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.